UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.             )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐    Preliminary Proxy Statement.
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒    Definitive Proxy Statement.
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12.

Saul Centers, Inc.
(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐    Fee paid previously with preliminary materials.

7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814-6522
(301) 986-6200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2025

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of SAUL CENTERS, INC., a Maryland corporation (the “Company”), will be held at 11:00 a.m. local time, on May 9, 2025, at the Hyatt Regency Bethesda, One Bethesda Metro Center, Bethesda, Maryland (at the southwest corner of the intersection of Wisconsin Avenue and Old Georgetown Road, adjacent to the Bethesda station on the Metro Red Line), for the following purposes:
1.To elect three directors to serve until the annual meeting of stockholders in 2028, or until their successors are duly elected and qualified.
2.To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
3.To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
Common stockholders of record at the close of business on February 28, 2025, will be entitled to notice of, and to vote at, the annual meeting or at any adjournment thereof. Holders of depositary shares representing interests in preferred stock are not entitled to receive notice of, and to vote at, the annual meeting.
Stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU NOW PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE PROXY CARD FOR WHICH A POSTAGE PAID RETURN ENVELOPE IS PROVIDED. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person. It is important that your shares be voted.

By Order of the Board of Directors

Bettina T. Guevara
Executive Vice President, Chief Legal and Administrative Officer, and Secretary

March 24, 2025
Bethesda, Maryland
 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2025
The 2025 Proxy Statement and 2024 Annual Report to Stockholders are available at www.saulcenters.com

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7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814-5522
(301) 986-6200

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 9, 2025

GENERAL

This Proxy Statement is furnished by the Board of Directors (which we sometimes refer to as the “Board”) of Saul Centers, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders to be held on May 9, 2025, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying notice of such meeting. All common stockholders of record at the close of business on February 28, 2025, will be entitled to vote.
Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted for the proposals set forth in this Proxy Statement. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (i) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (ii) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (iii) by attendance at the annual meeting and voting in person.
Votes cast in person or by proxy at the annual meeting will be tabulated, and a determination will be made as to whether a quorum is present. The Company will treat abstentions as shares that are present for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence or absence of a quorum. The presence at the annual meeting, in person or by proxy, of holders of a majority of shares entitled to be cast will constitute a quorum for the transaction of business at the annual meeting.
For Proposal 1, the three nominees for director who receive the most votes will be elected. If a stockholder indicates “withhold authority to vote” for a particular nominee on the stockholder’s proxy card, the stockholder’s vote will not count either for or against the nominee. Any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote for Proposal 1. For Proposal 2, the affirmative vote of a majority of the votes cast on the proposal is required to ratify the appointment of the Company’s independent registered public accounting firm. Any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote for Proposal 2.
Solicitation of proxies will be primarily by mail. However, directors and officers of the Company also may solicit proxies in person, by telephone, by email, through press releases issued by the Company, or through postings on the Company's website. All the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by the Company. Arrangements may be made with brokering houses and other custodians, nominees and fiduciaries to forward soliciting materials, at the expense of the Company, to the beneficial owners of shares held of record by such persons. It is anticipated that this Proxy Statement and the enclosed proxy card will first be mailed to common stockholders on or about March 28, 2025. Proxy materials are also available at www.saulcenters.com.
As of the record date, February 28, 2025, 24,200,795 shares of Common Stock were issued, outstanding and eligible to vote. Each share of Common Stock entitles the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. Holders of depositary shares representing interests in preferred stock are not entitled to receive notice of, and to vote at, the annual meeting. As of the record date, officers and directors of the Company had the power to vote approximately 47.2% of the issued and outstanding shares of Common Stock. The Company’s officers and directors have advised the Company that they intend to vote their shares of Common Stock in favor of the proposals set forth in this Proxy Statement.
The U.S. Securities and Exchange Commission’s (“SEC”) rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. We have delivered only one Proxy Statement, or annual report, as applicable, to multiple stockholders who share an address, unless we received contrary instructions from any of the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Proxy

Statement, or annual report, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. In the future, if you prefer to receive separate copies of the Proxy Statement or annual report, as applicable, contact the Company at 7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522, Attn: Secretary or (301) 986-6200. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Proxy Statement or annual report, as applicable, and wish to receive only one copy of future proxy statements or annual reports, as applicable, for your household, please contact the Company at the above phone number or address.
PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING
The Company will present the following proposals at the annual meeting. The Company has described in this Proxy Statement all the proposals that it expects will be made at the annual meeting. If a stockholder or the Company properly presents any other proposal to the meeting after March 24, 2025, the Company will, to the extent permitted by applicable law, use the stockholder’s proxies to vote shares on the proposal in the Company’s best judgment.
1.        Election of Directors
The Articles of Incorporation of the Company ("Articles") and the Amended and Restated Bylaws of the Company as amended (“Bylaws”), provide that there shall be no fewer than three, nor more than 15 directors, as determined from time to time by the directors in office. The Board of Directors of the Company currently consists of 12 directors divided into three classes with staggered three-year terms. The term of each class expires at an annual meeting of stockholders, which is expected to be held in the spring of each year. Each director elected at the annual meeting of stockholders in 2025 will serve until the annual meeting of stockholders in 2028 or until his or her replacement is elected and qualifies or until his or her earlier resignation or removal.
The nominees for election to the Board of Directors are:
Patricia Saul Lotuff
George P. Clancy, Jr.
Andrew M. Saul II

Each of the nominees is presently a member of the Board of Directors. All nominees have consented to serve as a director if elected. More detailed information about each of the nominees is available in the section of this proxy statement titled “The Board of Directors,” which begins on page 3. If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, may designate a substitute nominee or nominees. If a substitute is nominated, the Company will vote all valid proxies for the election of the substitute nominee or nominees. The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, may also decide to leave the Board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board. Proxies for the annual meeting may not be voted for more than three nominees.
The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, unanimously recommends that you vote FOR each of these directors.
2.    Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2025
The Audit Committee of the Board has appointed Deloitte & Touche LLP (“Deloitte”) as the Company's independent registered public accounting firm for the year ending December 31, 2025. Services provided to the Company by Deloitte in 2024 are described under “2024 and 2023 Independent Registered Public Accounting Firm Fee Summary” on page 28.
Stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2025 is not required by the Articles, Bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Deloitte, notwithstanding the fact that the stockholders did not ratify the selection, or select another accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right at its discretion to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.
The Board of Directors, upon recommendation of the Audit Committee, unanimously recommends that you vote FOR the ratification of Deloitte as the Company’s independent registered public accounting firm for 2025.

THE BOARD OF DIRECTORS AND DIRECTOR NOMINEES
The following table and biographical descriptions set forth for each nominee and director, the name, age, principal occupations and directorships held during at least the past five years for each nominee and director, directorships held within the last five years and the positions they currently hold with the Company. The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director of the Company. The biographical description of each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The information is as of February 28, 2025.

Name	Age	Principal Occupation and Directorships
Class Two Directors-Term Ends at 2028 Annual Meeting (if elected)

Patricia Saul Lotuff	53
Vice Chairman since September 2023, Director since March 2023. Ms. Lotuff has served as a member of the Board of Directors of the B. F. Saul Company, Columbia Securities Company of Washington, D.C., Franklin Development Co., Inc., and The Klingle Corporation since December 2016 and has served as Vice Chair of each board since March 2022. Ms. Lotuff has served as a member of the Board of Trustees of the
B. F. Saul Real Estate Investment Trust since June 2017 and has served as Vice Chair of the Board since January 2022. Ms. Lotuff has served as a member of the Board of Directors of Chevy Chase Trust Company and ASB Capital Management, LLC since December 2018 and has served as Vice Chair of each board since March 2022.
Ms. Lotuff has previously served on and chaired the boards of several philanthropic, civic and non-profit organizations. Ms. Lotuff is the daughter of the Company’s Chairman and Chief Executive Officer, B. Francis Saul II, the sister of Andrew M. Saul II, a member of the Board, and the aunt of Willoughby B. Laycock, a member of the Board.

Through these experiences, Ms. Lotuff contributes leadership experience to the Board.

George P. Clancy, Jr.	81
Director since March 2012. Mr. Clancy is a retired Executive Vice President and Mid-Atlantic Region Market President of Chevy Chase Bank, a division of Capital One, N.A. Mr. Clancy has extensive experience in banking, which includes serving as President and Chief Operating Officer of the Riggs National Corporation* and President and Chief Executive Officer of Signet Bank, N.A.* He serves on the boards and the audit committees of ASB Capital Management, LLC and Chevy Chase Trust Company. Until July 2018, Mr. Clancy served as a director of WGL Holdings, Inc. and chaired its Audit Committee. He is a director of the Mary and Daniel Loughran Foundation and is a member of the Finance Council of the Archdiocese of Washington.

Through these experiences, Mr. Clancy contributes public company, real estate, finance, governance and leadership experience to the Board.

Andrew M. Saul II	59
Director since June 2014. Mr. A. M. Saul II is the Chief Executive Officer and co-founder of Genovation Cars. Director of B. F. Saul Company since 2013. Trustee of B. F. Saul Real Estate Investment Trust since 2014. Mr. A. M. Saul II is the son of the Company’s Chairman and Chief Executive Officer, B. Francis Saul II, the brother of Patricia Saul Lotuff, Vice Chairman of the Board, and the uncle of Willoughby B. Laycock, a member of the Board.
Through these experiences, Mr. A. M. Saul II contributes innovation and leadership experience to the Board.

Name	Age	Principal Occupation and Directorships
Class One Directors-Term Ends at 2027 Annual Meeting

Philip D. Caraci	86
Vice Chairman since March 2003, Director since June 1993. President from 1993 to March 2003, when Mr. Caraci retired. Senior Vice President and Secretary of the
B. F. Saul Real Estate Investment Trust from 1987 to 2003. Executive Vice President of the B. F. Saul Company from 1987 to 2003, with which he had been associated since 1972. President of B. F. Saul Property Company from 1986 to 2003. Trustee of the
B. F. Saul Real Estate Investment Trust*.

Through these experiences, Mr. Caraci contributes real estate expertise and familiarity with the Company’s business to the Board.

Willoughby B. Laycock	37
Director since March 2019. Senior Vice President, Residential Design and Market Research since September 2021. Senior Vice President, Residential Marketing from May 2019 to September 2021. Vice President, Residential Marketing from May 2018 to May 2019. Assistant Vice President, Residential Marketing from 2016 through 2018. Ms. Laycock previously worked as a financial analyst at Dalton Investments and Davis Advisors. Ms. Laycock is the granddaughter of the Company's Chairman and Chief Executive Officer, B. Francis Saul II, and the niece of Patricia Saul Lotuff, Vice Chairman of the Board, and Andrew M. Saul II, a member of the Board.

Through these experiences, Ms. Laycock contributes financial acumen and multi-family marketing and development experience to the Board.

LaSalle D. Leffall III	62
Director since May 2024. Founder and Managing Member of LDL Financial LLC since 2006. President and Chief Operating Officer of The NHP Foundation from 2002 to 2006. Investment banker in mergers and acquisitions divisions of UBS and Credit Suisse from 1996 to 2002. Attorney at Cravath, Swaine & Moore from 1992 to 1996, advising on mergers and acquisitions transactions. Member of the Advisory Board of Cabot Properties, Inc. from 2020 through January 2024. Member of the Board of Directors and Compensation Committee of Cabot Properties, Inc. since January 2024. Member of the Board of Directors and Audit Committee of MoA Funds* since 2011. Member of Board of Directors, Chair of Finance Committee, and Vice Chair of Audit and Enterprise Risk Committees of Federal Home Loan Bank of Atlanta* from 2007 to 2020.

Through these experiences, Mr. Leffall III contributes finance, leadership, governance, and legal experience to the Board.

Earl A. Powell III	81
Director since March 2018. Director Emeritus of the National Gallery of Art since March 2019, Director of the National Gallery from 1992 to 2019. Director of ASB Capital Management, LLC and Chevy Chase Trust Company. Director of the Los Angeles County Museum of Art from 1980 through 1992. Curator at the National Gallery of Art from 1976 through 1980. Assistant Professor of Art History at the University of Texas from 1974 through 1976. Serves as the chairman of the U.S. Commission of Fine Arts. Serves as trustee of the American Federation of the Arts, the Morris and Gwendolyn Cafritz Foundation, the John F. Kennedy Center for the Performing Arts, the Norton Simon Museum, the National Trust for Historic Preservation, and the White House Historical Association. Served as an officer in the U.S. Navy from 1966 to 1969.
Through these experiences, Mr. Powell contributes leadership, management and governance expertise to the Board.

Mark Sullivan III	83
Director since April 2008, previously served as Director from 1997 through 2002. U.S. Executive Director of the European Bank for Reconstruction and Development from 2002 to April 2008, when Mr. Sullivan retired. Attorney representing financial service providers from 2000 to 2002. President of the Small Business Funding Corporation, a company providing a secondary market facility for the purchase and securitization of small business loans from 1996 to 1999. Practiced law in Washington, D.C., advising senior management of financial institutions on legal and policy matters from 1989 to 1996. Director of The Baltic American Freedom Foundation, where he is Chairman of the Audit Committee.

Through these experiences, Mr. Sullivan III contributes financial and legal expertise to the Board.

Name	Age	Principal Occupation and Directorships
Class Three Directors-Term Ends at 2026 Annual Meeting

B. Francis Saul II	92
Chairman, Chief Executive Officer and Director since June 1993 and President from October 2019 to April 2021. Chairman of the Board of Directors and Chief Executive Officer of the B. F. Saul Company since 1969. Chairman of the Board of Trustees and Chief Executive Officer of the B. F. Saul Real Estate Investment Trust* since 1969 and a Trustee since 1964. Chairman of the Board of Chevy Chase Trust Company and ASB Capital Management, LLC. Chairman of the Board and Chief Executive Officer of Chevy Chase Bank, F. S. B.* from 1969 to 2009. Member of National Gallery of Art Trustees Council. Trustee Emeritus of the National Geographic Society, Trustee Emeritus of the Johns Hopkins Medicine Board and an Honorary Trustee of the Brookings Institution. Mr. B. Francis Saul II is the father of Ms. Patricia Saul Lotuff, Vice Chairman of the Board, and Mr. Andrew M. Saul II, a member of the Board, and the grandfather of Ms. Willoughby B. Laycock, a member of the Board.

Through these experiences, Mr. B. Francis Saul II contributes leadership, real estate, governance and financial experience, as well as familiarity with the Company’s business, to the Board.

John E. Chapoton	88
Director since October 2002. Partner, Brown Investment Advisory since 2001. Partner in the law firm of Vinson & Elkins LLP from 1984 to 2000. Assistant Secretary of Treasury for Tax Policy 1981 to 1984. Former director of StanCorp Financial Group, Inc.*

Through these experiences, Mr. Chapoton contributes investment, legal, public policy and public company experience to the Board.

D. Todd Pearson	44
Director since May 2023. President and Chief Operating Officer since May 2021. Executive Vice President - Real Estate from October 2019 to April 2021. Senior Vice President - Acquisitions and Development from 2017 to September 2019. Vice President - Acquisitions and Development from 2011 to 2016. Vice President - Director of Internal Audit in 2010. Director of Internal Audit from 2005 to 2009.

Through these experiences, Mr. Pearson contributes public company, real estate, finance, accounting, development, construction and leadership experience to the Board.

H. Gregory Platts	77
Director since March 2012. Mr. Platts retired from the National Geographic Society in 2011 after a 31-year career. He had been Senior Vice President and Treasurer since 1991, responsible for all investment and banking activities. Prior to joining the National Geographic Society in 1980, Mr. Platts served as a trust investment officer with the First American Bank in Washington, D.C. from 1972 to 1978. Mr. Platts currently serves on the boards of B. F. Saul Real Estate Investment Trust, ASB Capital Management, LLC, Chevy Chase Trust Company, the Center for the Study of the Presidency and Congress, the Walter A. Bloedorn Foundation, Washington National Monument Society and the Hattie M. Strong Foundation. He also is the Chairman of the audit committees of ASB Capital Management, LLC and Chevy Chase Trust Company. He is an emeritus board member of Decatur House, a National Trust property. He has served as a director and president of the Washington Society of Investment Analysts and chairman of the American Red Cross Blood Services Mid-Atlantic Region.

Through these experiences, Mr. Platts contributes finance, leadership, governance and public policy experience to the Board.

*    Directorship in a publicly held company (i.e., a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 and the rules and regulations issued thereunder (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act) or a company registered as an investment company under the Investment Company Act of 1940 during all or part of the time such person was a director of such company.

CORPORATE GOVERNANCE
Board of Directors
General. The Company is currently managed by a 12-member Board of Directors. The Board has adopted a set of corporate governance guidelines, which, along with the written charters for the Board committees described below, provide the framework for the Board’s governance of the Company. The corporate governance guidelines are available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests them. The Company has also adopted an ethical conduct policy that includes provisions ranging from legal compliance to conflicts of interest. All employees and directors are subject to this policy. A copy of the Company’s ethical conduct policy is available on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it.
Independence and Composition. The Articles and the New York Stock Exchange ("NYSE") listing standards each require that a majority of the Board of Directors be “independent directors,” as defined in the Articles and the NYSE listing standards.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that Messrs. Caraci, Chapoton, Clancy, Leffall III, Platts, Powell III and Sullivan III, representing a majority of the Board of Directors, are “independent directors” as defined in the NYSE listing standards and the Articles. The Board made its determination based on information furnished by all directors regarding their relationships with the Company and research conducted by management. In addition, the Board consulted with the Company’s counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations as well as the NYSE listing standards.
Leadership Structure. Currently, Mr. B. Francis Saul II serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company, and the Company does not have a lead independent director. At this time, the Board believes that the Company and its stockholders are best served by having Mr. B. Francis Saul II serve as Chairman and Chief Executive Officer.
Mr. B. Francis Saul II’s tenure as Chief Executive Officer since the Company’s formation, his more than 45 years of experience leading the Saul Organization and his significant ownership interest in the Company uniquely qualify him to serve as Chairman and Chief Executive Officer. In addition, the Board believes that Mr. B. Francis Saul II’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management, and his knowledge of the Company’s properties and business operations makes it appropriate for him to lead Board discussions.
The Company does not have a lead independent director because the Board believes that it is currently best served without designating a single lead independent director. Seven of the 12 current members of our Board are independent under the NYSE listing standards and the Articles and, as required by the NYSE listing standards, the Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. In addition, the Board and each of these committees have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board also holds regularly scheduled executive sessions of only non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management.
Meetings and Attendance. The Board of Directors met five times during the year ended December 31, 2024. All of the directors currently serving on the Board of Directors attended at least 75% of the aggregate total number of meetings of (i) the Board of Directors and (ii) the committees of the Board of Directors on which he or she serves. The corporate governance guidelines provide that it is the responsibility of individual directors to make themselves available to attend scheduled and special Board and committee meetings on a consistent basis. All 12 directors at the time of the 2024 annual meeting of stockholders were in attendance at that meeting.
Pursuant to our corporate governance guidelines, if the Chairman of the Board is not an officer of the Company, the Chairman of the Board presides at all executive sessions of the Board of Directors, except for executive sessions to discuss the compensation of the Company’s Chief Executive Officer, which are chaired by the chairman of the Compensation Committee. If the Chairman is an officer of the Company, all executive sessions of the Board should be chaired by the chairman of the Nominating and Corporate Governance Committee. In 2024, there was one executive session and there was one independent director meeting.

Risk Oversight.    The Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the general oversight of management by the Board and its committees. In particular, the Board administers its risk oversight function through (1) the review and discussion of regular reports from management, as well as auditors and other outside consultants, to the Board and its committees on the Company’s business, including risks that the Company faces in conducting its business, (2) the required approval by the Board (or a committee thereof) of significant transactions and other decisions and (3) the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees. The Board also relies on management to bring significant matters impacting the Company to its attention.
Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for reviewing with management, the independent auditor and the Company’s internal auditors any significant risks or exposures, discussing the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management and assessing the steps management has taken to minimize such risks to the Company.
While the Board believes its current leadership structure enables it to effectively oversee the Company’s management of risk, it was not the primary reason the Board of Directors selected its current leadership structure over other potential alternatives.
Interested Party Communications. The Board of Directors has adopted a process whereby interested parties can send communications directly to the directors. Any interested party wishing to communicate directly with the presiding director or with the non-management directors as a group, or with one or more directors, may do so in writing, by addressing their communication to the director or directors, c/o Saul Centers, Inc., 7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522. All correspondence will be reviewed by the Company and forwarded to the director or directors.
Audit Committee
General. The Board of Directors has established an Audit Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee charter, the Audit Committee:
•has sole power and authority concerning the engagement and fees of the independent registered public accounting firm;
•reviews with the independent registered public accounting firm the plans and results of the audit engagement;
•pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm;
•reviews the independence of the independent registered public accounting firm;
•review and approve in advance the appointment and/or replacement of the chief internal audit executive;
•reviews the adequacy of the Company’s internal control over financial reporting; and
•reviews accounting, auditing and financial reporting matters with the Company’s independent registered public accounting firm and management.
Independence and Composition. The composition of the Audit Committee is subject to the independence and other requirements of the Exchange Act and the NYSE listing standards. Messrs. Caraci, Clancy and Platts currently are the members of the Audit Committee, with Mr. Clancy serving as Chairman.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Audit Committee meet the audit committee composition requirements of the Exchange Act and the NYSE listing standards and that Messrs. Clancy and Platts are “audit committee financial experts” as that term is defined in the Exchange Act.
Meetings. The Audit Committee met seven times in the year ended December 31, 2024.

Nominating and Corporate Governance Committee
General. The Board of Directors has established a Nominating and Corporate Governance Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. As provided in the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee:
•identifies and recommends to the Board of Directors individuals to stand for election and reelection to the Board at the annual meeting of stockholders and to fill vacancies that may arise from time to time;
•develops and makes recommendations to the Board for the creation and ongoing review and revision of a set of effective corporate governance guidelines that promote the competent and ethical operation of the Company and any policies governing ethical business conduct of the Company’s employees or directors; and
•makes recommendations to the Board of Directors as to the structure and membership of committees of the Board of Directors.
Selection of Director Nominees. The corporate governance guidelines provide that the Nominating and Corporate Governance Committee endeavor to identify individuals to serve on the Board who have expertise that is useful to the Company and complementary to the background, skills and experience of other Board members. The Nominating and Corporate Governance Committee’s assessment of the composition of the Board includes: (a) skills - knowledge of corporate governance, business and management experience and background, real estate experience and background, accounting experience and background, finance experience and background, and an understanding of regulation and public policy matters, (b) characteristics - ethical and moral standards, leadership abilities, sound business judgment, independence and innovative thought, and (c) composition - age and public company experience. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders.
The Nominating and Corporate Governance Committee also considers director nominees recommended by stockholders. In accordance with the Bylaws and the Exchange Act, any proposal from stockholders regarding possible director candidates to be elected at a future annual meeting or proposals for any other matters must be received by the Company at 7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522, Attn: Secretary not less than 60 nor more than 90 calendar days before the first anniversary of the previous year’s annual meeting, provided, that in the event that the date of the upcoming annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date, to be timely delivered, the proposal must be received not earlier than the 90th day prior to the upcoming annual meeting and not later than the close of business on the later of the 60th day prior to the upcoming annual meeting or the 10th day following the day on which public announcement of the date of the upcoming annual meeting is first made. The deadline for submissions of proposals for the 2026 annual meeting can be found under the section captioned “Proposals for Next Annual Meeting.”
Please note that proposals must comply with all requirements of Rule 14a-8 under the Exchange Act. In addition, any proposals must include the following:
•the name and address of the stockholder submitting the proposal, as it appears on the Company’s stock transfer records, and of the beneficial owner thereof;
•the number of shares of each class of the Company’s stock which are owned beneficially and of record by the stockholder and the beneficial owner;
•    the date or dates upon which the stockholder acquired the stock;
•the reasons for submitting the proposal and a description of any material interest the stockholder or beneficial owner has in submitting the proposal; and
•all information relating to the director nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a director nominee and to serving as a director if elected).
The Chairman of the annual meeting shall have the power to declare that any proposal not meeting these requirements is defective and shall be discarded.
The Nominating and Corporate Governance Committee evaluates director candidates recommended by stockholders in the same manner that it evaluates director candidates recommended by the directors or management.

Independence and Composition. The NYSE listing standards require that the Nominating and Corporate Governance Committee consist solely of independent directors. Messrs. Caraci and Platts currently are the members of the Nominating and Corporate Governance Committee, with Mr. Platts serving as Chairman.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Nominating and Corporate Committee are “independent directors,” as defined in the NYSE listing standards.
Meetings. The Nominating and Corporate Governance Committee met once during the year ended December 31, 2024.
Compensation Committee
General. The Board of Directors has established a Compensation Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it.
The Compensation Committee is responsible for:
•approving and evaluating the compensation plans, policies and programs for the Company’s officers;
•making recommendations to the Board with respect to the compensation of directors; and
•approving all awards to any officer under the Company’s 2024 Stock Incentive Plan.
The Compensation Committee also serves as the administrator of the Company’s 2024 Stock Incentive Plan.
Role of Others in Compensation Determinations. The Compensation Committee considers the recommendations of the Chairman and Chief Executive Officer when determining the compensation of the directors and executive officers other than the Chairman and Chief Executive Officer. From time to time, the Compensation Committee or the Company may retain compensation consultants.
Delegation of Authority by the Committee. Although the Chairman and Chief Executive Officer may recommend to the Compensation Committee equity compensation awards for the executive officers other than the Chairman and Chief Executive Officer, the Compensation Committee approves the grant of all such awards to executive officers under the Company’s 2024 Stock Incentive Plan.
The Company’s executive compensation programs and philosophy are described in greater detail under the section entitled “Compensation Discussion and Analysis.”
Independence and Composition. The NYSE listing standards require that the Compensation Committee consist solely of independent directors. Messrs. Caraci and Platts currently are the members of the Compensation Committee, with Mr. Platts serving as Chairman.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Compensation Committee are “independent directors,” as defined in the NYSE listing standards.
Meetings. The Compensation Committee met three times in the year ended December 31, 2024.
Executive Committee
General. The Board of Directors has established an Executive Committee. The Executive Committee, which is not governed by a written charter, has such authority as it is delegated by the Board of Directors and advises the Board of Directors from time to time with respect to such matters as the Board of Directors directs.
Independence and Composition. The Exchange Act and the NYSE listing standards do not require that the Executive Committee consist of any independent directors. Messrs. Caraci and B. Francis Saul II currently are the serving members of the Executive Committee, with Mr. B. Francis Saul II serving as Chairman.
Meetings. The Executive Committee did not meet during the year ended December 31, 2024.

Ethical Conduct Policy and Senior Financial Officer Code of Ethics
The directors, officers and employees of the Company are governed by the Company’s Ethical Conduct Policy. The Company’s Chairman and Chief Executive Officer, Executive Vice President-Chief Accounting Officer and Treasurer, Senior Vice President-Chief Financial Officer, and Vice President-Controller are also governed by the Code of Ethics for senior financial officers. The Ethical Conduct Policy and the Code of Ethics are available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests them. Amendments to, or waivers from, a provision of the Ethical Conduct Policy or the Code of Ethics will be posted to the Company’s website within four business days following the date of the amendment or waiver.
Compensation Committee Interlocks and Insider Participation
Mr. Philip D. Caraci was an officer of the Company from 1993 until his retirement in 2003. None of the other current members of our Compensation Committee serve, or has in the past served, as one of the Company’s employees or officers. Mr. B. Francis Saul II and two of the Company's directors, Ms. Patricia Saul Lotuff and Mr. H. Gregory Platts, currently serve, and in the past year have served, as members of the Compensation Committee of Chevy Chase Trust Company, where Mr. B. Francis Saul II is Chairman and Ms. Patricia Saul Lotuff is Vice Chairman.
Compensation of Directors
Non-employee directors are currently paid an annual cash retainer for board service of $65,000. In addition, a non-employee director who serves on the Audit Committee is paid an additional annual cash retainer for Audit Committee participation. Audit Committee members receive an annual cash retainer of $10,000, and the Audit Committee Chair receives an annual cash retainer of $15,000. All such retainers are paid quarterly in arrears.
On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, each continuing non-employee director receives an award of 2,000 restricted shares of Common Stock (each, an “Annual Award”) under the 2024 Stock Incentive Plan.
In addition, if a non-employee director is elected to the Board (the date of such election, the “Election Date”) after the 2025 annual meeting and other than at an annual meeting of stockholders, the non-employee director shall receive an Annual Award on the Election Date that is prorated based on the number of calendar days remaining before (i) the next annual meeting of stockholders, if scheduled, or (ii) the date of the first anniversary of the last annual meeting of stockholders, if the next annual meeting is not yet scheduled.
Each Annual Award shall become fully vested, subject to the applicable non-employee director’s continued service as a director, in equal annual installments on each of the three (3) anniversaries of the date of grant, provided that any prorated Annual Awards shall vest on the same dates as non-prorated Annual Awards. Notwithstanding the foregoing, the Annual Awards shall become fully vested on the consummation of a Change in Control (as defined in the 2024 Stock Incentive Plan).
The Board may also approve other equity grants to the non-employee directors under the 2024 Stock Incentive Plan in addition to or lieu of grants described in this policy. The Company shall reimburse the non-employee directors for reasonable and customary out-of-pocket expenses incurred by the non-employee directors in attending Board and committee meetings and otherwise performing their duties and obligations as directors.
Directors may elect to participate in the Directors Plan, discussed below. For the period March 1, 2024 through
March 1, 2025, 11,109 shares were credited to the directors’ deferred fee accounts and 2,278 and 6,911 shares of Common Stock were issued to current and retired directors, respectively.

Director Compensation Table for 2024

The following table sets forth the compensation received by directors, other than directors who are named executive officers, for the year ended December 31, 2024.

Name (1)	Fees Earned or Paid in Cash	Restricted Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
	(2)	(3)
Philip D. Caraci	$75,000	$69,252	$—	$—	$—	$144,252
John E. Chapoton	65,000	69,252	—	—	—	134,252
George P. Clancy, Jr.	80,000	69,252	—	—	—	149,252
J. Page Lansdale (4)	65,000	69,252	—	—	—	134,252
Willoughby B. Laycock	—	—	—	—	—	—
LaSalle D. Leffall III (5)	40,625	69,252	—	—	—	109,877
Patricia Saul Lotuff	24,375	—	—	—	—	24,375
H. Gregory Platts	75,000	69,252	—	—	—	144,252
Earl A. Powell III	65,000	69,252	—	—	—	134,252
Andrew M. Saul II	65,000	69,252	—	—	—	134,252
Mark Sullivan III	65,000	69,252	—	—	—	134,252

(1)Director fees paid to Mr. B. Francis Saul II and Mr. D. Todd Pearson are included in the table entitled “Summary Compensation Table” and the related footnotes under the section entitled “Executive Compensation.”
(2)During 2024, two directors earned fees totaling $145,000, which were deferred into shares of Common Stock pursuant to the Directors Plan described below. All other fees were paid in cash.
(3)The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. 2,000 shares of Common Stock were awarded on May 20, 2024, at a value of $37.44 per share.
(4)Mr. Lansdale resigned from the Board effective January 9, 2025.
(5)Mr. Leffall III commenced service as a director of the Company on May 17, 2024.

Deferred Compensation Plan
A Deferred Compensation and Stock Plan for Directors, which we refer to as the Directors Plan, was established by the Company, for the benefit of its directors and their beneficiaries. Before the beginning of any calendar year, a director may elect to defer all or part of his or her director’s fees to be earned in that year and the following years. At the option of the director, the fees will be deferred into a cash account, a share account or both. If the director elects to defer fees into the share account, fees earned during a calendar quarter are aggregated and divided by the Common Stock’s closing market price on the final trading day of the preceding quarter to determine the number of shares to be allocated to the director. When the director is eligible to receive payments from the deferred fee accounts, amounts credited to the cash account shall be paid in cash and amounts credited to the share account shall be paid by the delivery by the Company of certificates representing a like number of shares of Common Stock. For financial reporting purposes, the deferred fee shares are included in the calculation of outstanding Common Stock; however, directors are not eligible to vote the shares until they are issued. Through March 1, 2025, including shares issued to former directors of the Company, 292,101 shares have been issued and 119,619 shares are reserved for issuance and have been credited to the directors’ deferred fee accounts. All of the 119,619 shares reserved for future issuance have been credited to the accounts of current directors.

The following table sets forth fees deferred into shares of Common Stock by current directors under the Directors Plan.

Name	Balance March 1, 2024	Shares Credited to Stock Deferred Fee Account in 2024/25	Shares Issued By Operation of Plan Terms	Balance March 1, 2025
Philip D. Caraci	33,594	2,200	—	35,794
John E. Chapoton	23,221	3,265	—	26,486
George P. Clancy, Jr.	4,508	2,404	2,278	4,634
Willoughby B. Laycock	3,625	237	—	3,862
LaSalle D. Leffall III (1)	—	—	—	—
Patricia Saul Lotuff	—	—	—	—
D. Todd Pearson	—	—	—	—
H. Gregory Platts	—	—	—	—
Earl A. Powell III	—	—	—	—
Andrew M. Saul II	—	—	—	—
B. Francis Saul II	45,840	3,003	—	48,843
Mark Sullivan III	—	—	—	—
Totals	110,788	11,109	2,278	119,619
(1) Mr. Leffall III commenced service as a director of the Company on May 17, 2024.

CORPORATE RESPONSIBILITY
The Company is dedicated to being a responsible corporate citizen as an essential part of our mission to build a successful business and to shape the communities we serve throughout our portfolio, in addition to our workplace community. Below are some highlights of our commitment to corporate responsibility principles.

Sustainability
LEED/NGBS Certification - Since 2010, all of the Mixed-use properties we developed, as well as one of the Shopping Centers we acquired, comprising approximately 1.7 million square feet of space, are Leadership in Energy and Environment Design (“LEED”) and/or National Green Building Standard (“NGBS”) certified.

Environmental Practices and Impact - We launched an energy reduction program in 2016 at select properties by embracing LED lighting technology and smart lighting control systems for parking lots, common areas, walkways, signage and façade lighting. New developments are designed using this reduced energy consumption model, where applicable, and many of our existing properties are in the process of being converted to this energy reducing technology.

Transit-Centric Development - Our recently-developed Mixed-use properties, as well as the majority of our development pipeline, have primarily residential use and are located within walking distance of Washington Metropolitan Area Transit Authority (Metro) rail stations.

Trip Reduction Program - We participate in the Metro Smart Benefits Program to encourage the use of public transit by our employees. We offer bike storage and electric vehicle charging stations at our corporate headquarters to encourage low emission transport.

Water Conservation - We have installed sub-meter monitoring systems at several properties to be alerted of excessive use due to leaks.
Climate Preparedness - We manage the impact of natural disasters, including flooding and severe storms, by monitoring vulnerabilities and responding as necessary.
Community
Community Involvement - The Company previously received the Outstanding Donor Award from the County Executive of Montgomery County, Maryland for the significant contributions to support student learning, strong families and healthy communities through our partnership with Linkages to Learning.

Employee Wellness and Satisfaction - The Company encourages employee wellness in every aspect of life, including physical fitness, mental well-being and social connectedness.
Center for Professional Development - We annually hold several in-house training programs that focus on communication, self-awareness, delegation, feedback, accountability, team dynamics and other skills that provide our employees with personal growth opportunities.

Employee Education - We support the continuing education of our employees through (a) reimbursement of the cost of seeking undergraduate and graduate degrees at colleges and universities and (b) reimbursement of costs related to seminars, conferences and workshops.

B. F. Saul University - We launched this program during 2023 to enhance leadership skills for our mid-level managers within the organization. The program focuses on various elements of effective leadership, including understanding, and utilizing The Predictive Index. The goal is for participants to gain valuable insight into how they work best and explore effective team dynamics, developing talent, and building trust and accountability.

Industry Growth - We manage an internship program to support the development of future real estate professionals and local aspiring students.
Governance
Oversight and Commitment - Our Board of Directors has an active role in overseeing the management of risks applicable to our business and is committed to strong corporate governance. Our governance framework is designed to promote the long-term interests of our stockholders.

Ethics and Integrity - We are a dynamic organization, where the highest level of professionalism is at the core of all our interactions. We have adopted a robust Code of Ethics and Ethical Conduct Policy, which are reviewed annually and are publicly available on our website.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS OR DIRECTOR NOMINEES
The following list sets forth the name, age, position with the Company, present principal occupation or employment and material occupations, positions, offices or employment during the past 10 years of each executive officer who is not a director or director nominee of the Company.

Name	Age	Position and Background
Joel A. Friedman	67
Executive Vice President - Chief Accounting Officer and Treasurer since January 2024. Senior Vice President - Chief Accounting Officer and Treasurer from April 2021 to December 2023. Senior Vice President - Chief Accounting Officer from September 2009 to March 2021. Executive Vice President, Treasurer and Chief Accounting Officer of the B. F. Saul Real Estate Investment Trust, Executive Vice President , Chief Accounting Officer and Treasurer of the B. F. Saul Company and B. F. Saul Property Company since January 2024. Vice President, Treasurer and Chief Accounting Officer of the B. F. Saul Real Estate Investment Trust, Senior Vice President and Chief Accounting Officer of the B. F. Saul Company and B. F. Saul Property Company from September 2009 to December 2024. Executive Vice President and Chief Financial Officer of ASB Capital Management, LLC and Chevy Chase Trust Company since March 2024. Chief Financial Officer of ASB Capital Management LLC and Chevy Chase Trust Company from September 2009 to February 2024. Previously served in a variety of accounting positions at Chevy Chase Bank, F. S. B., from June 1983 to July 2009, at which time he served as Senior Vice President and Controller, the bank’s chief accounting officer.

Bettina T. Guevara	47
Executive Vice President - Chief Legal and Administrative Officer, and Secretary since January 2024. Executive Vice President-Chief Legal and Administrative Officer, and Secretary of B. F. Saul Company since January 2024. Senior Vice President- General Counsel, and Secretary of the Company and B. F. Saul Company from January 2020 to January 2024. Senior Vice President-Associate Counsel, and Secretary of B. F. Saul Company from December 2019 to January 2020. Senior Vice President-Associate Counsel, and Secretary of B. F. Saul Company from May 2019 to December 2019. Vice President-Associate Counsel of B. F. Saul Company from February 2014 to May 2019. Prior to joining the Company, Ms. Guevara was an attorney with the law firm Miles & Stockbridge P. C. from August 2005 to December 2013.

John F. Collich	65
Senior Vice President - Chief Acquisitions and Development Officer since May 2019. Senior Vice President - Acquisitions and Development from 2011 to 2019. Senior Vice President - Retail Development from 2000 to 2011. Vice President - Retail Development of the Company from 1993 to 2000. Vice President of the B. F. Saul Company and B. F. Saul Property Company in 1993.

Zachary M. Friedlis	42
Senior Vice President - Director of Retail Leasing since January 2024. Senior Vice President of Retail Leasing from May 2022 to January 2024. Vice President of Retail Leasing from 2017 to 2022. Assistant Vice President of Retail Leasing from 2009 to 2016.

Carlos L. Heard	49
Senior Vice President - Chief Financial Officer since April 2021. Senior Vice President, Acquisitions and Development of the B. F. Saul Company and Affiliates from 2019 to March 2021. Vice President, Acquisitions and Development from 2013 to 2018. Vice President, Acquisitions and Finance from 2010 to 2012. Prior to joining the B. F. Saul Company and Affiliates, Mr. Heard was Group Vice President of Capital Markets and Commercial Real Estate at Chevy Chase Bank,
F. S. B., where he worked from 1998 to 2009.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
References in this Compensation Discussion and Analysis to “we,” “our,” “ours” and “us” refers to Saul Centers, Inc.
Compensation Philosophy. Our goal is to design and administer a compensation program to (i) attract and retain qualified officers, (ii) reward officers for superior performance in achieving our business objectives and enhancing stockholder value and (iii) provide incentives for the creation of long-term stockholder value. Historically, the key elements of executive compensation have been base salary, annual bonuses and equity awards. The Compensation Committee reviews and approves our policies and practices regarding executive compensation, including (a) base salary levels, (b) annual bonuses, and (c) if applicable, long-term incentives, including equity awards. The Compensation Committee’s decisions regarding executive compensation are subjective and are based to a significant extent on the discretion and recommendations of the Company’s Chairman and Chief Executive Officer. The Compensation Committee does not attempt to establish a fixed numerical relationship between base salary, bonus and long-term incentives as components of overall compensation. We select and implement the elements of compensation for their ability to help us achieve the objectives of our compensation program, and this program is not based on any unique or preferential financial accounting or tax treatment.
Base Salary and Bonus Awards. As part of its review of base salary and bonus compensation, the Compensation Committee uses its discretion to make a subjective evaluation of the overall performance of each of the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers (“named executive officers”) based on its consideration of a variety of factors, including each individual’s tenure, level and scope of responsibility and performance and contribution to the achievement of our long-term goals, as well as factors relating to our overall performance and management’s recommendations regarding compensation. The Compensation Committee does not objectively measure any of the individual factors, nor does it evaluate the actual performance of each of the named executive officers relating to each factor. No one factor is given precedence in the Compensation Committee’s analysis, although the Compensation Committee does consider the recommendations of the Company’s Chairman and Chief Executive Officer. The Compensation Committee also considers whether the executive officers spend a portion of their time managing other related entities. A portion of the salary of Mr. Collich is billed to one or more affiliated entities based on services rendered to those entities.
Most Recent Stockholder Advisory Vote on Executive Compensation. At our 2023 annual meeting of stockholders, our stockholders recommended, and our Board subsequently adopted, a triennial stockholder vote on executive compensation. In May 2023, our stockholders cast an advisory vote on the Company’s executive compensation decisions and policies as disclosed in the proxy statement issued by the Company in March 2023. Approximately 94.8% of the shares voted on the matter were cast in support of the compensation decisions and policies as disclosed. The Compensation Committee considered this result an endorsement of the Company’s compensation policies and practices and determined that it was not necessary at this time to make any material changes to those policies and practices in response to the advisory vote.

Base salary determinations are generally made by the Compensation Committee annually effective as of May 1 of each year.

Name	Base Salary Beginning May 1, 2024	Base Salary Beginning May 1, 2023	Percentage Change
B. Francis Saul II
Chairman and Chief Executive Officer	$125,000	$125,000	—%
D. Todd Pearson
President and Chief Operating Officer	1,000,000	850,000	18%
John F. Collich
Senior Vice President - Chief Acquisitions and Development Officer	512,500	500,000	2%
Carlos L. Heard
Senior Vice President - Chief Financial Officer	530,000	500,000	6%
Zachary Friedlis (1)
Senior Vice President - Retail Leasing	500,000	—	N/A
(1)    Mr. Friedlis was appointed Senior Vice President - Retail Leasing effective January 10, 2024.

Bonus determinations are made by the Compensation Committee annually and are typically awarded in December of each year. Bonus awards are typically calculated as a percentage of the employee’s base salary and are determined on the basis of the recommendation of the Chairman and Chief Executive Officer and other subjective factors rather than the achievement by the executive officer of any pre-determined performance target. In December 2024, the Compensation Committee approved bonuses for the named executive officers in amounts of either 15% or 20% of the named executive officer’s base salary as provided below.

Name	Base Salary	Bonus	Bonus as a Percentage of Base Salary
B. Francis Saul II	$125,000	$25,000	20%
D. Todd Pearson	1,000,000	150,000	15%
John F. Collich	512,500	76,875	15%
Carlos L. Heard	530,000	79,500	15%
Zachary Friedlis	500,000	75,000	15%
The base salary and bonus paid to the Chairman and Chief Executive Officer was less than the compensation paid to other executive officers because the Compensation Committee also considered that the Chairman and Chief Executive Officer devotes a portion of his time to managing other related entities. We believe that the current base salary levels and annual bonus awards of the Company’s officers reflect the unique talents and skills of its officers.
Equity Awards. The Compensation Committee believes that the prudent use of equity incentives aligns the interests of officers with those of stockholders and promotes long-term stockholder value. The Compensation Committee will continue to look at the total compensation package for each officer and the policies underlying the Company’s long-term compensation goals when granting awards under the 2024 Stock Incentive Plan. At present, the Board of Directors does not prescribe any stock ownership guidelines for our executive officers.
We do not time, nor have we ever timed, the grant of equity awards in coordination with the release of material non-public information, and we have never back-dated any equity awards. We expect that awards to executive officers in the future will be made at regularly scheduled Compensation Committee meetings. For corporate and accounting measurement purposes, the date of grant of an award to our executive officers is the date the Compensation Committee approves the award or such later date as the Compensation Committee specifies. For stock options, the exercise price per share is determined by the Compensation Committee and must be greater than or equal to the closing market price of Common Stock on the date of award.

For restricted shares, officer awards are divided equally between time-vested and performance-based awards. The time-vested restricted share awards granted to officers will vest on an annual basis over five years. The performance-based restricted share awards will vest on the fifth anniversary of the award’s grant date. The performance measurement for the performance-based awards is the Company’s annual actual funds from operations compared to the annual funds from operations target established by the Board. Performance-based awards are earned on a sliding scale from 50% to 150% of the number of shares granted as the Company’s actual funds from operations scales from 90% to 110% of the Board’s established target, with a minimum result of 90% of the target required for the award to vest.
The Compensation Committee granted 87,750 restricted shares to officers of the Company during 2024, of which 63,750 restricted shares were granted to named executive officers. In addition, the Compensation Committee authorized 35,100 restricted shares in future grants to officers of the Company, which will be granted in future periods when the target performance metric is determined, of which 25,500 restricted shares in future grants are to named executive officers.
Benefits and Other Perquisites. We provide benefits to our executive officers under the B. F. Saul Company Employees' 401(k) Retirement Plan (the “Tax Qualified Plan”). Our executive officers are eligible to receive, on the same basis as other employees, employer matching contributions under the Tax Qualified Plan. This allows our executive officers to save for their retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan, with the Company-funded portion of these benefits based on matching the contributions of the executive officers. Additional information on these Company-funded retirement contributions can be found in the Summary Compensation Table below. We also provide benefits to our executive officers under the B. F. Saul Company Supplemental Executive Retirement Plan (the “SERP”). The SERP, which is not available to all employees, allows the executive officers and other highly compensated employees to receive benefits they would have received under the Tax Qualified Plans, but for statutory limits. We do not sponsor a defined benefit pension plan for our executive officers or any other employees. Matching contributions under the Tax Qualified Plan and the SERP made to the named executive officers for the years ended December 31, 2024, 2023 and 2022 are shown in the “Other Compensation” column of the Summary Compensation Table below. Additional information on the SERP can be found in the Nonqualified Deferred Compensation Table below.
Our executive officers are also eligible to participate, on similar terms as employees who meet applicable eligibility criteria, in the other employee benefit and welfare plans that the Company maintains, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.
We do not consider perquisites to be a principal component of our executive officers’ compensation. We believe that our executive officer benefit and perquisite programs are reasonable and competitive with benefits and perquisites provided to executive officers of other REITs and are necessary to sustain a fully competitive executive compensation program.
Governance and Other Considerations
Recoupment of Compensation. The Company adopted an incentive-based compensation recoupment policy in 2023 in accordance with the SEC rules and NYSE listing standards rules effective on October 2, 2023, which mandate the recovery of certain erroneously paid performance-based incentive compensation that may be received by our executive officers on or after October 2, 2023, if the Company has a qualifying financial restatement during the three completed fiscal years immediately prior to the fiscal year in which a financial restatement determination is made, subject to limited exceptions. In addition, under the terms of the 2024 Stock Incentive Plan, if the Company is required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, the Compensation Committee has the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the Company of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during a fixed period, determined by the Compensation Committee, preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target.
Insider Trading and Prohibition on Hedging and Short Sales. We have adopted an insider trading policy that governs the purchase, sale, and/or other transactions of our securities by our directors, officers and employees. Our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements. We also prohibit short sales and hedging transactions for all Company employees, including directors, named executive officers, employees of Company subsidiaries and employees of B. F. Saul Company.

Compensation Risks. The Compensation Committee believes that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee endeavors to implement management incentives that cultivate a level of risk-taking behavior consistent with our business strategies. Because the bonus and other variable components of compensation are determined in large part on subjective considerations rather than formulae or other objective criteria, the Compensation Committee believes that the Company’s compensation policies do not contribute significantly to inappropriate risk-taking.
Summary Compensation Table
The following Summary Compensation Table sets forth the compensation paid to or earned by the named executive officers, which includes the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers who were serving as of December 31, 2024 for, or with respect to, the years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards	Option Awards	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings	All Other Compen-sation	Total
				(1)	(1)		(2)	(6)
B. Francis Saul II	2024	$125,000	$25,000	$1,133,766	$—	$—	$92,069	$9,000	$1,384,835
Chairman and Chief Executive Officer	2023	125,000	25,000	—	—	—	94,211	58,083	302,294
	2022	125,000	25,000	—	—	—	77,744	65,430	293,174
D. Todd Pearson (3)	2024	951,608	150,000	992,045	—	—	15,278	79,625	2,188,556
President and Chief Operating Officer	2023	815,385	127,500	—	181,800	—	11,500	109,012	1,245,197
	2022	715,385	112,500	—	229,800	—	6,451	64,229	1,128,365
John F. Collich (4)	2024	509,927	76,875	67,964	—	—	46,226	62,181	763,173
Senior Vice President-Chief Acquisitions and Development Officer	2023	494,461	75,000	—	121,200	—	46,224	48,724	785,609
	2022	479,583	72,600	—	153,200	—	37,178	47,687	790,248
Carlos L. Heard	2024	520,287	79,500	90,592	—	—	3,810	50,257	744,446
Senior Vice President - Chief Financial Officer	2023	482,692	75,000	—	90,900	—	2,405	48,018	699,015
	2022	424,038	67,500	—	114,900	—	881	44,048	651,367
Zachary Friedlis (5)	2024	473,878	75,000	67,964	—	—	484	86,344	703,670
Senior Vice President - Retail Leasing	2023	—	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—	—

(1)    The amounts in these columns include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See note 10 to the consolidated financial statements in the Company's 2024 annual report to stockholders for the assumptions used to value these awards.
(2)    Earnings are calculated at the last day of each month and credited to each account at an amount equal to the product of (i) one-twelfth of the current “yield to worst” reported for the U.S. Corporate High Yield Bond Index and (ii) the sum of (a) the deferred compensation account balance as of the last day of the preceding month and (b) amounts deferred for the current month.
(3)    Approximately 1% and 1% of total compensation in the table above for 2023 and 2022, respectively, related to services provided by Mr. Pearson to affiliates of the Company, for which the Company was reimbursed pursuant to the terms of the shared services agreement. See "Certain Relationships and Transactions" on page 32.
(4)    Approximately 54%, 50% and 51% of cash compensation in the table above for 2024, 2023 and 2022, respectively, related to services provided by Mr. Collich to affiliates of the Company, for which the Company was reimbursed pursuant to the terms of the shared services agreement. See "Certain Relationships and Transactions" on page 32.
(5)    Mr. Friedlis was appointed Senior Vice President - Retail Leasing effective January 10, 2024.
(6)    The following table sets forth the components of “All Other Compensation” paid to the named executive officers for 2024, 2023 and 2022.

All Other Compensation
Name	Year	Director's Compensation (a)	Tax-Qualified Plan Contribution (b)	SERP Contribution (c)		Auto Allowance	Group Term Life Insurance	Leasing Commissions (e)	Total
B. Francis Saul II	2024	$—	$—	$9,000	(d)	$—	$—	$—	$9,000
	2023	49,083	—	9,000	(d)	—	—	—	58,083
	2022	56,430	—	9,000	(d)	—	—	—	65,430
D. Todd Pearson	2024	—	20,700	45,185		12,600	1,140	—	79,625
	2023	37,883	19,800	36,773		12,600	1,956	—	109,012
	2022	—	18,300	31,373		12,600	1,956	—	64,229
John F. Collich	2024	—	20,700	14,403		12,600	14,478	—	62,181
	2023	—	19,800	14,368		12,600	1,956	—	48,724
	2022	—	18,300	14,831		12,600	1,956	—	47,687
Carlos L. Heard	2024	—	20,700	15,247		12,600	1,710	—	50,257
	2023	—	19,800	13,662		12,600	1,956	—	48,018
	2022	—	18,300	11,192		12,600	1,956	—	44,048
Zachary Friedlis	2024	—	20,700	14,401		12,600	1,129	37,514	86,344
	2023	—	—	—		—	—	—	—
	2022	—	—	—		—	—	—	—
(a)Director’s compensation for Mr. B. Francis Saul II for 2023 and 2022 includes fees of $26,000 and $26,000, respectively, Common Stock awards of 200 shares in 2023 and 2022 valued at $6,758, and $9,580, respectively, and non-qualified stock option awards of 2,500 options in 2023 and 2022 valued at $6.53, and $8.34 per option, respectively. Director’s compensation for Mr. D. Todd Pearson for 2023 includes fees of $14,800, a Common Stock award of 200 shares valued at $6,758, and a non-qualified stock option award of 2,500 options valued at $6.53 per option. The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See note 10 to the consolidated financial statements in the Company’s 2024 annual report to stockholders for the assumptions used to value these awards.
(b)Value of employer's contribution for 2024, 2023 and 2022 represents up to 6% of eligible compensation up to $345,000 for 2024, $330,000 for 2023 and $305,000 for 2022.
(c)Value of employer's contribution for 2024, 2023 and 2022 represents up to 6% of eligible compensation in excess of $345,000 for 2024, $330,000 for 2023 and $305,000 for 2022.
(d)Because Mr. B. Francis Saul II receives compensation from other affiliated companies, all Saul Centers' retirement plan contributions are made to the SERP.
(e)Mr. Friedlis earned $37,514 in leasing commissions based on leasing activity initiated during his tenure in his prior role at the Company.

Grants of Plan-Based Awards
The following plan-based awards were awarded to named executive officers pursuant to our 2024 Stock Incentive Plan during 2024. Officer restricted stock awards are divided equally between time-vested and performance-based awards. The time-vested restricted share awards granted to officers will vest on an annual basis over five years. The performance-based restricted share awards will vest on the fifth anniversary of the award’s grant date. For accounting purposes, performance-based awards are not treated as granted until the Board establishes the performance target for those awards. As of December 31, 2024, (a) no expense has been recognized and (b) no estimate of future expense has been made for the performance-based restricted shares awarded to officers where the accounting grant date has not occurred. The following table shows awards granted in 2024.

		Restricted Stock Awards Granted			Restricted Stock Awarded Not Yet Granted
Name	Grant Year	Number of Shares	Change in Shares Awarded Based on Performance	Estimated Aggregate Fair Value	Number of Shares
B. Francis Saul II	2024	28,000	2,000	$1,133,766	12,000
D. Todd Pearson	2024	24,500	1,750	992,045	10,500
John F. Collich	2024	2,100	150	67,964	900
Carlos L. Heard	2024	2,800	200	90,592	1,200
Zachary Friedlis	2024	2,100	150	67,964	900
Totals		59,500	4,250	$2,352,331	25,500

Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information with respect to option awards outstanding as of December 31, 2024, for each of the named executive officers.

		Number of Securities Underlying Unexercised Options				Exercise	Expiration
Name	Grant Date	Exercisable		Unexercisable		Price	Date
B. Francis Saul II	5/8/2015	2,500	(1)	—		$51.07	5/7/2025
	5/6/2016	2,500	(1)	—		57.74	5/5/2026
	5/5/2017	2,500	(1)	—		59.41	5/4/2027
	5/11/2018	2,500	(1)	—		49.46	5/10/2028
	5/3/2019	2,500	(1)	—		55.71	5/2/2029
	4/24/2020	2,500	(1)	—		50.00	4/23/2030
	5/7/2021	2,500	(1)	—		43.89	5/6/2031
	5/13/2022	2,500	(1)	—		47.90	5/12/2032
	5/12/2023	2,500	(1)	—		33.79	5/11/2033

D. Todd Pearson	5/5/2017	5,000	(2)	—		59.41	5/4/2027
	5/11/2018	5,000	(2)	—		49.46	5/10/2028
	5/3/2019	7,500	(2)	—		55.71	5/2/2029
	4/24/2020	15,000	(2)	—		50.00	4/23/2030
	5/7/2021	18,750	(2)	6,250	(2)	43.89	5/6/2031
	5/13/2022	15,000	(2)	15,000	(2)	47.90	5/12/2032
	5/12/2023	2,500	(1)	—		33.79	5/11/2033
	5/12/2023	7,500	(2)	22,500	(2)	33.79	5/11/2033

John F. Collich	5/8/2015	20,000	(2)	—		51.07	5/7/2025
	5/6/2016	20,000	(2)	—		57.74	5/5/2026
	5/5/2017	20,000	(2)	—		59.41	5/4/2027
	5/11/2018	20,000	(2)	—		49.46	5/10/2028
	5/3/2019	20,000	(2)	—		55.71	5/2/2029
	4/24/2020	20,000	(2)	—		50.00	4/23/2030
	5/7/2021	15,000	(2)	5,000	(2)	43.89	5/6/2031
	5/13/2022	10,000	(2)	10,000	(2)	47.90	5/12/2032
	5/12/2023	5,000	(2)	15,000	(2)	33.79	5/11/2033

Carlos L. Heard	5/7/2021	7,500	(2)	2,500	(2)	43.89	5/6/2031
	5/13/2022	7,500	(2)	7,500	(2)	47.90	5/12/2032
	5/12/2023	3,750	(2)	11,250	(2)	33.79	5/11/2033

(1) Director option awards vest immediately upon grant.
(2) Executive officer option awards vest 25% on each of the first four anniversaries of the grant date.

The following table sets forth certain information with respect to restricted stock awards outstanding as of December 31, 2024, for each of the named executive officers. Officer restricted stock awards are divided equally between time-vested and performance-based awards. The time-vested restricted share awards granted to officers will vest on an annual basis over five years. The performance-based restricted share awards will vest on the fifth anniversary of the award’s grant date. For accounting purposes, performance-based awards are not treated as granted until the Board establishes the target for those awards. As of December 31, 2024, (a) no expense has been recognized and (b) no estimate of future expense has been made for the performance-based restricted shares awarded to officers where the accounting grant date has not occurred.

		Granted Restricted Stock Award Shares		Granted Award	Restricted Stock Awarded Not Yet Granted
Name	Grant Year	Vested	Unvested	Fair Value	Number of Shares
B. Francis Saul II	2024	—	30,000	$1,133,766	12,000
D. Todd Pearson	2024	—	26,250	992,045	10,500
John F. Collich	2024	—	2,250	67,964	900
Carlos L. Heard	2024	—	3,000	90,592	1,200
Zachary Friedlis	2024	—	2,250	67,964	900
Totals		—	63,750	$2,352,331	25,500
Option Exercises and Stock Vested
No stock options were exercised by, and no restricted stock vested to, the named executive officers during the year ended December 31, 2024.
Equity Compensation Plan Information
    The following table provides information as of December 31, 2024, regarding equity compensation plans approved by the stockholders and equity compensation plans that were not approved by the stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	1,183,000	(1)	$48.55	1,853,557
Equity compensation plans not approved by security holders	—		—	—
Total	1,183,000		$48.55	1,853,557
(1)    Consists entirely of Common Stock authorized for issuance under the 2004 Stock Plan.

Nonqualified Deferred Compensation
The following table sets forth information concerning the participation by the named executive officers in the SERP during 2024. See “Benefits and Other Perquisites” on page 17 for a description of the SERP.

Name	Executive Contributions in 2024 (1)	Saul Centers, Inc. Contributions in 2024 (2)	2024 Earnings (3) (4)	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2024
B. Francis Saul II	$3,000	$9,000	$92,069	—	$1,268,854
D. Todd Pearson	15,062	45,185	15,278	—	253,404
John F. Collich	4,801	14,403	46,226	—	650,063
Carlos L. Heard	5,082	15,247	3,810	—	69,476
Zachary Friedlis	4,800	14,401	484	—	22,946
(1)    Executives contribute 2% of eligible compensation.
(2)    The Company contributes up to three times the executive officer's retirement plan contribution.
(3)    Earnings are calculated at the last day of each month and credited to each account at an amount equal to the product of (i) one-twelfth of the current “yield to worst” reported for the U.S. Corporate High Yield Bond Index and (ii) the sum of (a) the deferred compensation account balance as of the last day of the preceding month and (b) amounts deferred for the current month.
(4)    No amounts in the 2024 Earnings column represent salary or bonus that was reported in the Summary Compensation Tables in prior years.

Executive Employment Contracts and Potential Payments upon Termination or Change in Control
The Company does not have employment or severance agreements with any of its executive officers. Therefore, the Company does not have a predetermined termination or change of control compensation plan in place for any of its named executive officers.
CEO Pay Ratio
    In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, set forth below is information about the relationship of the annual total compensation of Mr. B. Francis Saul II, our Chief Executive Officer, and the annual total compensation of our employees.
    The 2024 annual total compensation of the Company’s Chief Executive Officer was $1,384,835. The 2024 annual total compensation of the median employee (excluding the Chief Executive Officer) was $74,597. The resulting ratio of our Chief Executive Officer’s total compensation to the total compensation of our median employee for 2024 was 18.6:1.
    We determined our median employee based on our employee population as of December 31, 2024. To determine the median employee from our employee population, we compared the total cash compensation of all such employees who provided services to the Company in 2024. The compensation for employees who commenced employment with us during the year, and who, therefore, were employed by the Company for less than a full year during 2024, was annualized. Compensation provided to part-time employees was not annualized.
    Certain of our employees are full-time employees of our non-subsidiary affiliates who spend a portion of their time working on the Company's matters, and certain full-time Company employees spend a portion of their time working for our non-subsidiary affiliates on non-Company matters. The salaries and benefits of these shared employees of these affiliates are charged to the Company and the affiliates based on the percentage of time spent working for each organization. See “Certain Relationships and Transactions” on page 32. For purposes of determining our median employee, we treated these shared employees as part-time employees of the Company based on the portion of their compensation attributed to the Company.
After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers, as set forth in the 2024 Summary Compensation Table in this proxy statement, to compute the ratio of the Chief Executive Officer’s total pay to that of the median employee.

Pay Versus Performance
The following table sets forth additional compensation information for our principal executive officer (“PEO”) and non-PEO Named Executive Officers (“NEOs”), including the compensation actually paid (“CAP”) to our PEO and Average CAP to our non-PEO NEOs, as determined in accordance with SEC rules, total stockholder return (“TSR”) and net income for the years ended December 31, 2024, 2023, 2022, 2021, and 2020:

					Value of Initial Fixed $100 Investment on January 1, 2020 Based On:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Saul Centers Total Stockholder Return (4)	Peer Group Total Stockholder Return (3) (4)	Net Income (in thousands) (4)
2024	$1,384,835	$1,399,251	$1,099,961	$1,131,981	$98.23	$123.35	$67,703
2023	302,294	302,294	944,714	940,496	93.56	113.46	69,026
2022	293,174	293,174	896,356	802,676	91.04	99.78	65,392
2021	248,465	248,465	680,841	929,317	112.91	131.86	61,649
2020	193,906	193,906	706,527	540,224	63.94	92.05	50,316
(1) Mr. B. Francis Saul II was our PEO for all years shown. Prior to 2024, all equity grants awarded to Mr. B. Francis Saul II vested immediately and there were no adjustments to the Summary Compensation Table total to arrive at CAP to our PEO.
(2) For 2020, our other NEOs included Messrs. Schneider, Netter, Pearson, and Collich. For 2021, our other NEOs included Messrs. Schneider, Pearson, Netter, Collich and Heard. For 2023 and 2022, our other NEOs included Messrs. Pearson, Netter, Collich and Heard. For 2024, our other NEOs included Messrs. Pearson, Collich, Heard, and Friedlis.
(3) Peer Group TSR is calculated using the FTSE Nareit Equity Index, which is the index used for purposes of our performance graph in our Annual Report on Form 10-K for the year ended December 31, 2024.
(4) The Company does not link CAP with net income, TSR, or any other financial performance measurement. The Compensation Committee believes that the annual salary, cash bonus, and options awarded to each of our NEOs during the periods presented reflected the scope of the role and responsibilities of the applicable position, individual performance and experience, and competitive market practices. The Compensation Committee believes that the annual salary, cash bonus, and options awarded to each of our NEOs maintain a level of total compensation that allows us to attract and retain executive officers who create and preserve sustainable stockholder value.

The following table summarizes the adjustments made during each year to arrive at average CAP to the PEO during 2024, 2023, 2022, 2021, and 2020.

	PEO
Adjustments	2024	2023	2022	2021	2020
Amounts reported under “Restricted Stock Awards” in Summary Compensation Table	$(1,133,766)	$—	$—	$—	$—
Fair Value of Awards Granted in the Indicated Year and Unvested as of Year-End	1,148,182	—	—	—	—
Change in Fair Value from Awards Granted in Prior Years that Remain Unvested as of Year-End	—	—	—	—	—
Change in Fair Value from Awards Granted in Prior Years that Vested during the Year	—	—	—	—	—
Increase based on Dividends or Other Earnings Paid During Year prior to Vesting Date of Award	—	—	—	—	—
Total Adjustments	$14,416	$—	$—	$—	$—

The following table summarizes the adjustments made during each year to arrive at average CAP to the other NEOs during 2024, 2023, 2022, 2021, and 2020.

	Average of Other NEOs
Adjustments	2024	2023	2022	2021	2020
Amounts reported under “Restricted Stock Awards” in Summary Compensation Table	$(304,641)	$—	$—	$—	$—
Amounts reported under “Option Awards” in Summary Compensation Table	—	(136,350)	(172,350)	(95,360)	(17,250)
Fair Value of Awards Granted in the Indicated Year and Unvested as of Year-End	308,567	203,625	138,825	156,800	29,438
Change in Fair Value from Awards Granted in Prior Years that Remain Unvested as of Year-End	22,694	(26,716)	(63,297)	146,115	(103,803)
Change in Fair Value from Awards Granted in Prior Years that Vested during the Year	5,400	(44,777)	3,142	40,921	(74,688)
Increase based on Dividends or Other Earnings Paid During Year prior to Vesting Date of Award	—	—	—	—	—
Total Adjustments	$32,020	$(4,218)	$(93,680)	$248,476	$(166,303)

Description of Relationships Between CAP and Specified Performance Measures
The Company does not link CAP with net income, TSR, or any other financial performance measurement. As shown in the charts below, the CAP to our PEO and the average CAP to our non-PEO NEOs may not be correlated to our TSR and net income. This is primarily due to annual changes in value of the equity awards granted and outstanding in each year. Our TSR is generally correlated to the TSR of the FTSE Nareit Equity Index.

COMPENSATION COMMITTEE REPORT
The information contained in the report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company incorporates it by specific reference.
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2024 and the Company’s 2025 Proxy Statement. This report is provided by the following independent directors, who comprise the Committee.

Members of the Compensation Committee
H. Gregory Platts, Chairman
Philip D. Caraci
March 6, 2025

AUDIT COMMITTEE REPORT
The information contained in the report shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company incorporates it by specific reference.
Duties, Powers and Responsibilities. The Audit Committee is governed by a charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Exchange Act and the NYSE listing standards, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee charter, the Audit Committee:
•has sole power and authority concerning the engagement and fees of the independent registered public accounting firm;
•reviews with the independent registered public accounting firm the plans and results of the audit engagement;
•pre-approves audit and permitted non-audit services provided by the independent registered public accounting firm;
•reviews the independence of the independent registered public accounting firm;
•review and approve in advance the appointment and/or replacement of the chief internal audit executive;
•reviews the adequacy of the Company’s internal controls over financial reporting; and
•reviews accounting, auditing and financial reporting matters with the Company’s independent registered public accounting firm and management.
Review and Discussion with Management and Independent Registered Public Accounting Firm. The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended
December 31, 2024, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s attestation of the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has also discussed with the independent registered public accounting firm those items required by the Public Company Accounting Oversight Board ("PCAOB") and the SEC, which includes among other things, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has received a written disclosure letter required by the PCAOB from the independent registered public accounting firm regarding their independence, and has discussed the independent registered public accounting firm's independence with them.
2024 and 2023 Independent Registered Public Accounting Firm Fee Summary. During 2024 and 2023, the Company retained Deloitte to provide services in the following categories and amounts:

	2024	2023
Audit Fees (1)	$931,000	$844,200
Audit Related Fees (2)	—	—
Tax Fees	79,000	84,500
All Other Fees	1,900	1,900
Total Fees	$1,011,900	$930,600

(1)    Audit fees include the audit fee, fees incurred for attestation relating to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, and fees for comfort letters, attest services, consents and assistance with and review of documents filed with the SEC.
(2)    Audit related fees consist of fees incurred for audit procedures related to the acquisition of operating real estate properties, fees for consultation concerning financial accounting and reporting standards, performance of agreed-upon procedures, and other audit or attest services not required by statute or regulation.
The Audit Committee has determined that the provision of audit related services by Deloitte during 2024 is compatible with maintaining Deloitte’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm. Consistent with SEC policies regarding registered public accounting firm independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during that year for each of the categories of services listed in the table above.
Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise necessitating engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. For the fiscal years ended December 31, 2024 and 2023, the Audit Committee pre-approved 100% of services described above in the captions Audit Related Fees, Tax Fees and All Other Fees. For the fiscal year ended December 31, 2024, all hours expended on Deloitte’s engagement to audit our financial statements were performed by full-time, permanent employees of Deloitte.
Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report of the Company on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

George P. Clancy, Jr., Committee Chairman
Philip D. Caraci
H. Gregory Platts
February 27, 2025

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Unless otherwise indicated, the following table sets forth certain information as of February 28, 2025, concerning shares of Common Stock beneficially owned by all persons (if any) known by the Company to own more than 5% of the Company’s outstanding Common Stock, by each director and nominee, by each named executive officer and by all directors and executive officers as a group, according to information provided to the Company by each such person. Unless otherwise noted, each person named has sole voting and sole investment power with respect to all shares beneficially owned by such person.
For purposes of this table, “beneficially owned” includes securities redeemable or exercisable for Common Stock that are currently redeemable or exercisable or that will become redeemable or exercisable within 60 days of February 28, 2025, unless otherwise indicated. As a result, the number of shares set forth below includes (i) the number of shares of Common Stock the person holds, (ii) the number of shares of Common Stock the person could receive on exercise of options for shares held by the person that are exercisable within 60 days of February 28, 2025, unless otherwise indicated, (iii) fees deferred into shares of Common Stock by directors under the Directors Plan, and (iv) solely for Mr. B. Francis Saul II, the number of shares of Common Stock Mr. B. Francis Saul II, immediate family members of Mr. B. Francis Saul II, entities and trusts controlled by Mr. B. Francis Saul II and other affiliates of Mr. B. Francis Saul II (collectively, the “Saul Organization”), could receive on conversion of certain units of limited partnership interest in Saul Holdings Limited Partnership (the “Operating Partnership”). In general, these units are convertible into shares of Common Stock on a one-for-one basis provided that, in accordance with the Articles, the rights may not be exercised at any time that the Saul Organization beneficially owns, directly or indirectly, in the aggregate more than 39.9% of the value of the Company’s outstanding Common Stock and Preferred Stock (the “Ownership Limit”).

Name of Beneficial Owner (1)	Aggregate Number of Shares Beneficially Owned (2)		Percent of Class (2)
B. Francis Saul II	11,632,086	(3)	46.5%
Philip D. Caraci	186,063	(4)	*
John E. Chapoton	58,652	(5)	*
George P. Clancy, Jr.	38,246	(6)	*
Willoughby B. Laycock	50,613	(7)	*
LaSalle D. Leffall III	2,000		*
Patricia Saul Lotuff	36,862	(8)	*
D. Todd Pearson	121,833	(9)	*
H. Gregory Platts	27,400	(10)	*
Earl A. Powell III	18,200	(11)	*
Andrew M. Saul II	29,300	(12)	*
Mark Sullivan III	39,673	(13)	*
John F. Collich	199,307	(14)	*
Zachary M. Friedlis	3,971	(15)	*
Carlos L. Heard	23,769	(16)	*
T. Rowe Price	1,356,292	(17)	5.6%
100 E. Pratt Street, Baltimore, MD 21202
The Vanguard Group, Inc.	2,092,754	(18)	8.6%
101 Vanguard Blvd., Malvern, PA 19355
Blackrock, Inc.	2,008,503	(19)	8.3%
50 Hudson Yards, New York, NY 10001
All directors, director nominees and executive officers as a group (20 persons)	12,898,140	(20)	50.2%

(1)Except as otherwise indicated, the address of each beneficial owner listed is c/o Saul Centers, Inc., 7501 Wisconsin Avenue, Suite 1500E, Bethesda, MD 20814-6522.
(2)Beneficial ownership and percent of class are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. * indicates ownership of less than 1%.

(3)Includes 8,440,475 shares owned by B. F. Saul Real Estate Investment Trust (the “Trust”), 533,756 shares owned by Dearborn, LLC, 146,218 shares owned by SHLP Unit Acquisition Corporation, 2,774 shares owned by Avenel Executive Park, Phase II, LLC, 399,896 shares owned by B. F. Saul Property Company, 357,901 shares owned by B. F. Saul Company, 403,726 shares owned by Westminster Investing LLC, 35,062 shares owned by Van Ness Square Corporation, and 172,818 shares owned by Mr. B. Francis Saul II’s spouse (166,296 shares owned directly and 6,522 shares owned in the Saul Centers stock fund of her 401(k) plan). Mr. B. Francis Saul II disclaims beneficial ownership of 172,818 shares owned by his spouse. Pursuant to Rule 13d-3, the Common Stock described above is considered to be beneficially owned by Mr. B. Francis Saul II because he has or may be deemed to have sole or shared voting and/or investment power in respect thereof. Includes 22,500 shares subject to options held by Mr. B. Francis Saul II which are currently exercisable. Includes 150,222 shares directly held by a trust and attributed to Mr. B. Francis Saul II and his spouse's 401(k) retirement accounts due to the interests they hold in the trust. Mr. B. Francis Saul II and his spouse have investment, but not voting, power over such shares. Includes 724,000 of 10,057,229 units of the Operating Partnership owned by the Trust, Dearborn LLC, SHLP Unit Acquisition Corp., B. F. Saul Company, B. F. Saul Property Company, Van Ness Square Corporation, Westminster Investing LLC, Avenel Executive Park Phase II, LLC, and 1592 Rockville Pike LLC. The remaining units owned by these entities cannot be converted because conversion would cause the Saul Organization to exceed the Ownership Limit.
(4)Includes 23,166 shares owned by Mr. Caraci’s spouse. Mr. Caraci disclaims beneficial ownership of 23,166 shares owned by his spouse. Includes 22,500 shares subject to options held by Mr. Caraci which are currently exercisable.
(5)Includes 22,500 shares subject to options held by Mr. Chapoton which are currently exercisable.
(6)Includes 22,500 shares subject to options held by Mr. Clancy which are currently exercisable.
(7)Includes 250 shares owned by Ms. Laycock’s spouse. Ms. Laycock disclaims beneficial ownership of the 250 shares owned by her spouse. Includes 42,500 shares subject to options held by Ms. Laycock which are currently exercisable.
(8)Includes 2,500 shares subject to options held by Ms. Lotuff which are currently exercisable.
(9)Includes 76,250 shares subject to options held by Mr. Pearson which are currently exercisable. Includes 2,236 shares owned by Mr. Pearson's spouse. Mr. Pearson disclaims beneficial ownership of the 2,236 shares owned by Mr. Pearson's spouse.
(10)Includes 22,500 shares subject to options held by Mr. Platts which are currently exercisable.
(11)Includes 15,000 shares subject to options held by Mr. Powell which are currently exercisable.
(12)Includes 22,500 shares subject to options held by Mr. A. M. Saul II which are currently exercisable.
(13)Includes 800 shares held by a trust of which Mr. Sullivan is a co-trustee. The beneficiaries of this trust are Mr. Sullivan’s brother and his brother’s children. Mr. Sullivan disclaims beneficial ownership of the 800 shares held by this trust. Includes 22,500 shares subject to options held by Mr. Sullivan which are currently exercisable.
(14)Includes 2,667 shares owned by Mr. Collich’s spouse. Mr. Collich disclaims beneficial ownership of the 2,667 shares owned by his spouse. Includes 150,000 shares subject to options which are currently exercisable. Excludes 873 depositary shares each representing 1/100 of one share of 6.000% Series E Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series E depositary shares issued and outstanding.
(15)Excludes 3,449 depositary shares each representing 1/100 of one share of 6.125% Series D Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series D depositary shares issued and outstanding.
(16)Includes 18,750 shares subject to options held by Mr. Heard which are currently exercisable. Excludes 700 depositary shares each representing 1/100 of one share of 6.125% Series D Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series D depositary shares issued and outstanding.

(17)This information is based on the most recent Schedule 13G/A filed with the SEC on November 14, 2024, in which it was reported that T. Rowe Price Investment Management, Inc. (“T. Rowe Price”), in their capacity as investment advisors, had sole power to vote or direct the voting of 1,344,416 shares, and the sole power to dispose or to direct the disposition of 1,356,292 shares. T. Rowe Price does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares. T. Rowe Price has advised the Company that (i) these securities are owned by various individual and institutional investors which T. Rowe Price serves as an investment advisor with power to direct investments and/or sole power to vote the securities and (ii) for the purposes of the reporting requirements of the Exchange Act, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.
(18)This information is based on the most recent Schedule 13G/A filed with the SEC on February 13, 2024 in which it was reported that The Vanguard Group, Inc. (“Vanguard”) has sole power to vote or direct the vote, and sole power to dispose or to direct the disposition of zero and 2,057,175 shares, respectively, and shared power to vote or direct the vote and shared power to dispose or direct the disposition of 22,217 and 35,579 shares, respectively. Vanguard is an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.
(19)This information is based on the most recent Schedule 13G/A filed with the SEC on January 25, 2024 in which it was reported that Blackrock, Inc., in its capacity as an investment advisor, had sole power to vote, and direct the voting of 1,984,883 shares and dispose of 2,008,503 shares. BlackRock, Inc. does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares.
(20)Excludes 4,249 depositary shares, each representing 1/100 of one share of 6.125% Series D Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series D depositary shares issued and outstanding. Excludes 1,073 depositary shares, each representing 1/100 of one share of 6.0% Series E Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series E depositary shares issued and outstanding. Includes 385,314 shares in a 401(k) retirement plan for which an officer, as chairman of the committee that is the plan’s fiduciary, has shared voting power.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
Certain relationships existing between (i) the Company and its subsidiaries, including the Operating Partnership and two subsidiary limited partnerships, and (ii) the Saul Organization are discussed below. Except as discussed below, the Company does not have any written policies or procedures for the review, approval or ratification of transactions with related persons.
Management of the Current Portfolio Properties. The Company and its subsidiaries entered into a Shared Services Agreement with the Saul Organization, that provides for the sharing of certain personnel and ancillary functions, such as computer hardware, software and support services, payroll services, benefits administration, in-house legal services and other direct and indirect administrative personnel. The method of determining the cost of the shared services is provided in the Shared Services Agreement and, depending on the service, is based upon head count, estimates of usage or estimates of time incurred, as applicable. The Saul Organization also subleases office space to the Company (see below for description of terms of corporate headquarters lease). The terms of all sharing arrangements, including payments related thereto, are deemed reasonable by management and are approved annually by the Audit Committee of the Company, which consists entirely of independent directors under the Articles and NYSE listing standards. Billings by the Saul Organization for the Company’s share of these ancillary costs and expenses, which included $847,600 of rental payments for the Company’s headquarters lease, for the year ended December 31, 2024, totaled $11.4 million. At December 31, 2024, $1.2 million was owed to the Saul Organization. Although the Company believes that the amounts allocated to it for such shared services represent a fair allocation between it and the Saul Organization, the Company has not obtained a third party appraisal of the value of these services.
Related Party Rents. The Company subleases space for its corporate headquarters from a member of the Saul Organization, the building of which is owned by another member of the Saul Organization. The sublease commenced in March 2002 and expires in February 2027. The Company and the Saul Organization entered into a sublease whereby each party pays a portion of the total rental payments based on a percentage proportionate to the number of employees employed by each party. The Company’s rent payment for the year ended December 31, 2024 was $847,600.

Insurance Agency. B. F. Saul Insurance, Inc., a subsidiary of the B. F. Saul Company and a member of the Saul Organization, is a general insurance agency that receives commissions and counter-signature fees in connection with insurance policies related to the Company’s insurance program. Such commissions and fees amounted to approximately $449,300 for the year ended December 31, 2024.
Management Personnel. The Company's Chief Executive Officer, President and Chief Operating Officer, Executive Vice President-Chief Legal and Administrative Officer, and Secretary and Executive Vice President-Chief Accounting Officer and Treasurer are also officers of various entities of the Saul Organization. Although the Company believes that these officers spend sufficient management time to meet their responsibilities as the other officers, the amount of management time devoted to the Company will depend on the specific circumstances at any given point in time. As a result, in a given period, these officers may spend less than a majority of their management time on the Company's matters. Over extended periods of time, the Company believes that our Chief Executive Officer will spend less than a majority of his management time on Company matters, while the Company believes that its President and Chief Operating Officer, Executive Vice President-Chief Legal and Administrative Officer, and Secretary and Executive Vice President-Chief Accounting Officer and Treasurer may or may not spend less than a majority of their time on the Company's matters.
Related Person Employment. Patricia Saul Lotuff, an officer and Vice Chairman of the Board, received approximately $319,100 in total compensation for her services as an employee of the Company, calculated using the same methodology as set forth in the 2024 Summary Compensation Table, for the year ended December 31, 2024. Ms. Saul Lotuff also receives health and welfare and other benefits available to other employees of the Company.
Willoughby B. Laycock, an officer and member of the Board, received approximately $416,700 in total compensation for her services as an employee of the Company, calculated using the same methodology as set forth in the 2024 Summary Compensation Table, for the year ended December 31, 2024. Ms. Laycock also receives health and welfare and other benefits available to other employees of the Company.
Exclusivity and Right of First Refusal Agreements. The Company will acquire, develop, own and manage shopping center properties and will own and manage other commercial properties subject to certain exclusivity agreements and rights of first refusal to which it is a party. The Saul Organization will continue to develop, acquire, own and manage commercial properties and own land suitable for development as, among other things, shopping centers and other commercial properties. An agreement relating to exclusivity and the right of first refusal between the Company and the Saul Organization generally requires the Saul Organization to conduct its shopping center business exclusively through the Company and to grant the Company a right of first refusal to purchase commercial properties and development sites in certain market areas that become available to the Saul Organization. The Saul Organization has granted the right of first refusal to the Company, acting through the Company’s independent directors, in order to minimize potential conflicts with respect to commercial properties and development sites. The Company and the Saul Organization have entered into this agreement in order to minimize conflicts with respect to shopping centers and certain of the Company’s commercial properties.
Real Estate Purchases and Sales. From time to time, the Company may purchase from, or sell property to, members of the Saul Organization. In these instances, each party obtains independent third party appraisals of the property and the transactions are approved in advance by the Audit Committee, which is comprised solely of independent directors.
OTHER MATTERS
The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the persons named in the enclosed proxy will vote thereon as they determine to be in the best interests of the Company.

PROPOSALS FOR NEXT ANNUAL MEETING
It is presently contemplated that the 2026 annual meeting of stockholders will be held in mid-May 2026. Any stockholder proposal pursuant to Rule 14a-8 under the Exchange Act to be considered for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2026, including a proposal relating to director nominations, must be received at the Company’s office at 7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522, no later than November 24, 2025, which date is the 120th day prior to the anniversary of the date the 2025 proxy statement was first released to stockholders. However, if the 2026 annual meeting of stockholders is held (i) more than 30 days before or after the anniversary of the 2025 annual meeting of stockholders, then any stockholder proposal pursuant to Rule 14a-8 must be received within a reasonable time before the 2026 annual meeting of stockholders begins to enable the Company to print and mail its proxy materials. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement and any stockholder proposal must comply with the requirements of Rule 14a-8 under the Exchange Act.
The Bylaws include separate advance notice provisions applicable to stockholders desiring to bring proposals or nominations for directors before an annual meeting of stockholders other than pursuant to Rule 14a-8. For consideration at the 2026 annual meeting of stockholders, these advance notice provisions require that, among other things, for proposals, including a proposal relating to director nominations, stockholders give timely written notice to the Secretary of the Company at the Company’s office at the address listed above no earlier than February 8, 2026, and no later than March 10, 2026, which dates are the 90th and 60th day, respectively, prior to the first anniversary of the 2025 annual meeting. In the event that the date of our annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of this year’s annual meeting of stockholders, stockholder proposals must be delivered not earlier than the 90th day prior to the anniversary of the annual meeting and not later than the close of business on the later of the 60th day prior to the anniversary of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.
In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of nominees other than the Company's nominees to the Board of Directors at the 2026 annual meeting of stockholders must satisfy the requirements of Rule 14a-19 under the Exchange Act, including by providing notice and the information required thereunder no later than March 10, 2026. However, if the 2026 annual meeting of stockholders is held more than 30 days before or after the anniversary of the 2025 annual meeting of stockholders, then such notice and the information required thereunder must be received by the later of 60 days prior to the date of the 2026 annual meeting of stockholders or the 10th day following the day on which we first publicly announce the date of the 2026 annual meeting of stockholders.
ANNUAL REPORT
A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2024 accompanies this Proxy Statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
The Company makes available free of charge on its internet website, www.saulcenters.com, this 2025 Proxy Statement and the 2024 Annual Report to Stockholders, as well as its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after the reports are electronically filed with, or furnished to, the SEC. Information contained on the Company’s internet website is not part of this proxy statement.

By order of the Board of Directors

Bettina T. Guevara
Executive Vice President, Chief Legal and Administrative Officer, and Secretary
March 24, 2025
Bethesda, Maryland

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7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814-6522

196182 Saul Centers Proxy Card Rev2 Front

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

2025

Vote by Internet, Smartphone or Tablet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

Saul Centers

Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 8, 2025.

INTERNET
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MOBILE VOTING
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

IF YOU VOTE BY INTERNET, PLEASE DO NOT RETURN YOUR PROXY CARD IN THE MAIL.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors recommends you vote FOR Proposals 1 and 2.

   (1) Patricia Saul Lotuff
   (2) George P. Clancy, Jr.
   (3) Andrew M. Saul II

   FOR ☐ WITHHOLD AUTHORITY ☐

   FOR ☐ AGAINST ☐ ABSTAIN ☐

(To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

The proxy holder shall also be empowered to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

CONTROL NUMBER

Signature____________________ Signature, if held jointly____________________ Date__________, 2025

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

196182 Saul Centers Proxy Card Rev2 Back

2025

The 2025 Proxy Statement and the 2024 Annual Report to Stockholders are available at: https://www.cstproxy.com/saulcenters/2025

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SAUL CENTERS, INC.

A PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 9, 2025
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints B. Francis Saul II and Carlos L. Heard, and each of them, as proxies, with full power of substitution in each, to vote all shares of the common stock of Saul Centers, Inc. (the “Company”) which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on May 9, 2025 at 11:00 a.m. local time, and at any adjournment thereof, on all matters set forth in the Notice of Meeting and Proxy Statement, dated March 24, 2025, a copy of which has been received by the undersigned as follows: This Proxy will be voted as directed or, if no directions given, will be voted “for” the matters stated.

(Continued and to be marked, dated and signed, on the other side)